SHAREHOLDERS AGREEMENT

DATED 1st January 2016

BETWEEN SIRI GLOBAL

AND

ACE TRUSTEESHIP SERVICES PRIVATE LIMITED.

AND

BIRLA SHLOKA KNOWLEDGE SCHOOLS LTD.

TABLE OF CONTENTS

TABLE OF CONTENTS 2

ARTICLE I. DEFINITIONS AND PRINCIPLES OF INTERPRETATION 6

1.1 Definitions. For the purposes of this Agreement, in addition to the terms defined in the introduction to this Agreement, whenever used in this Agreement, unless repugnant to the meaning or context thereof, the following expressions shall have the following meanings: 6

1.2 Interpretation. 10

ARTICLE II. PURPOSE AND OBJECTIVES. 14

2.1 Purpose of the Company and Scope of the Agreement. 14

2.2 Commitments of the Parties 14

ARTICLE III CAPITALIZATION OF THE COMPANY 16

3.1 Assessment of Capital Structure. 16

3.3 Offering of further shares to Third party/public 16

ARTICLE IV. TRANSFER OF SHARES 18

4.1 Restrictions on Transfer. 18

4.2 Procedures With Respect to Transfer of Shares. 18

4.3 Approval of Sale Transactions; Pricing. 18

ARTICLE V. EXIT PROVISIONS 20

5.1 Rights of First Refusal. 20

ARTICLE VI. COMMITMENTS OF SGG and ACE 22

6.1 Shareholders Commitments 22

ARTICLE VII. MANAGEMENT OF THE COMPANY 24

7.1 Management of the Company with the Board of Directors. 24

7.2 Number of Directors. 24

7.3 Appointment of Chairman. 24

7.4 Appointment and Role of Executive Director 25

7.5 Proceedings of the Board 25

7.6 Board Voting. 27

7.7 Resolutions by Circulation 27

7.8 Minutes. 28

ARTICLE VIII. THRESHOLD STIPULATIONS; SURVIVABILITY 29

8.1 Threshold Limits for this Agreement. 29

8.2 Survivability 29

ARTICLE IX. REPRESENTATIONS AND WARRANTIES; COVENANTS. 30

9.1 Representations and Warranties of Parties. 30

9.2 Only Representations. 30

ARTICLE X. EFFECTIVENESS AND TERMINATION. 32

10.1 Term. 32

10.2 Termination. 32

10.3 Right to Terminate for Cause. 32

ARTICLE XI. CONFIDENTIALITY 36

11.1 Confidential Information. 36

11.2 Treatment of Confidential Information. 36

11.3 Notice Prior to Disclosure. 37

11.4 Exercise of Due Diligence. 37

11.5 Disclosure of Confidential Information. 37

11.6 Maintenance of Confidential Information. 38

11.7 Development of Proprietary Information. 39

ARTICLE XII. ARBITRATION 40

Governing Law and Jurisdiction 40

ARTICLE XIII. MISCELLANEOUS. 42

13.1 Publicity. 42

13.2 Assignment 42

13.3 Severability. 42

13.4 Costs and Expenses. 43
13.5 Further Assurance 43
13.6 Legal And Prior Rights. 43
13.7 Waiver. 43
13.8 Amendments 44
13.9 Counterparts. 44
13.10 No Agency 44
13.11 Notices. 44
13.12 Entire Agreement. 46
13.13 Third Party Benefit 46
13.15 Successors and Assigns 46
13.16 Specific Performance of Obligations. 46
13.17 Application of this Agreement. 47
13.18 Independence of the Parties with respect of each other and of the Company. 47
Annexure 4.3.3 49
Fair Market Value 49
Annexure 3.3.1 50
Further shares to Third party 50

This SHAREHOLDERS AGREEMENT (the "Agreement") is made and entered on this the 1st day of January, 2016, by and between

(a) SIRI GLOBAL ASSET MANAGEMENT CORPORATION 645 5th Avenue, Suite 400. New York, NY 10022 (hereinafter referred to as "SGG") which expression shall unless repugnant to the context and meaning thereof shall mean and include its entire group of parent, subsidiary, associate and affiliate corporations, broker-dealers, investment bankers, attorneys, advisers and other consultants engaged across the globe including its representation for and on behalf of certain Institutional, Retirement, Private Equity, Family Offices and Sovereign Holding Firms or their designated parties, and all other external or internal working partners, affiliates, agents, and investors on the proposal but excludes those who are not directly associated with this funding or the proposal AND shall further be deemed to mean and include its successors and permitted assigns) of the **FIRST PART** and

(b) ACE Trusteeship Services Private Limited, a company incorporated under Indian Companies act 2013 (hereinafter referred to as "ACE" which expression shall unless repugnant to the context and meaning thereof shall mean and include its entire group of parent, subsidiary, associate and affiliate corporations)representing all shareholders of BSKSL designated by Yash Birla Group, of the **SECOND part.**

(c) BIRLA SHLOKA KNOWLEDGE SCHOOLS LIMITED a company incorporated under the Companies Act, 2013 and having its registered office at 5th floor, Industry house, 159, Churchgate Reclaimation, Mumbai (hereinafter referred to as "BSKS Or "the Company" or "the SPV" which expression shall unless repugnant to the context and meaning thereof be deemed to mean and include its successors and permitted assigns) of the **THIRD PART** AND

SGG, ACE and the SPV are jointly referred to as ' the parties'.

WHEREAS,

SGG is engaged in the business of identifying and investing into potential business opportunities or transactions either directly or on behalf of its stakeholders, affiliates and associated concerns or clients and also conducts and offers turnkey services for corporate clients;

Whereas SGG has identified investing into Indian Education Sector as a major opportunity and in its endeavor identified BSKS as a potential partner;

WHEREAS the SPV has been set up with the main objects of investing into establishing, acquiring, merging, owning, leasing and operating and maintaining School and other Education Sector related Physical Assets, Infrastructure and other support facilities and equipment in various cities in India .

WHEREAS SGG and ACE propose to own and operate the SPV as a Joint Venture to inter alia pursue the specific objective and intend organizing an Infrastructure Investment Trust (InvIT) and acquire one or more listed Education Services companies, to invest, source investments and to acquire specified assets into the InvIT;

WHEREAS SGG ACE and the SPV have entered into this Shareholders Agreement as a Master Agreement specifying the rights, obligations and terms and conditions on which the SPV will be funded and operated, and further SGG, ACE and the SPV envisage to enter into one or more Agreements as may be required to give effect to the intentions contemplated herein.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions and understandings set forth in this Agreement and other good and valuable consideration (the receipt and adequacy of which are hereby mutually acknowledged), the Parties with the intent to be legally bound hereby agree as follows:

ARTICLE I. DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions. For the purposes of this Agreement, in addition to the terms defined in the introduction to this Agreement, whenever used in this Agreement, unless repugnant to the meaning or context thereof, the following expressions shall have the following meanings:

"Act" means the (Indian) Companies Act, 2013, as now enacted or as the same may from time to time be amended, re-enacted or replaced;

"Agreement Date" shall mean the date of execution of this Agreement;

"Agreement" and **"this Agreement"** means this Shareholders Agreement and all attached Annexures, Schedules, Exhibits and instruments supplemental to or amending, modifying or confirming this Agreement in accordance with the provisions of this Agreement;

"Articles" or **"Articles of Association"** means the articles of association of the Company;

Affiliate of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect

common control with such specified Person and, in relation to a natural person, includes any 'Relative' (as such expression is defined in the Act) of such natural person. For purposes of this definition, "control" shall mean the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of voting rights and/or securities, by contract, or otherwise; and the terms "controlling" and "controlled" shall be construed accordingly.

"Board" or **"Board of Directors"** means the Board of Directors of the Company;

"Business" shall mean and refer to the business of setting up, investing into, establishing, acquiring, merging, owning, leasing and operating and maintaining School and other Education Sector related Physical Assets, Infrastructure and other support facilities and equipment in various cities in India .

"Chairman" shall have the meaning given to such expression in Section 7.3;

"**Company**" shall mean the SPV.

"Confidential Information" shall have the meaning given to such expression in Section 13.1;

"**Condition Precedent** " means The condition precedent as mutually agreed by the parties is the infusion of the funds as per Article 6 (more particularly from investors) of these presents.

"**Director**" means a Director of the Company;

"Dispute" shall have the meaning given to such expression in Section 12.2.1;

"Equity Capital" shall mean and refer to the aggregate of all of the Equity Shares of all classes and types as may be issued from time to time;

"Equity Shares" shall mean and refer to the fully paid up equity shares of the SPV of a face value of Rs. 10/- (Rupees ten) each.;

"Insolvency Event" means, where a Person:-

(i) is adjudged insolvent or commences voluntary winding up or liquidation or any similar proceedings; or

(ii) is subjected to the appointment of a receiver, administrative receiver, official liquidator, trustee, other encumbrance or similar officer over its undertaking or corporate entity or a material part of its assets or undertaking; or

(iii) enters into an arrangement or compromise with its creditors, or ceases to carry on business, or has a floating charge crystallise over any of its assets or a distress or execution levied or enforced against any of its assets, or is dissolved, or suffers any analogous event to any of the above under applicable law in any jurisdiction;

"Law(s)" mean all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions, judgments, decrees or other requirements or official directive of any Governmental Authority or Person acting under

the authority of any Governmental Authority and / or of any statutory authority in India, and specifically including, the Securities & Exchange Board of India and / or of a Stock Exchange.

"**Memorandum of Association**" means the Memorandum of Association of the Company;

"**Material Breach**" means a breach of any obligations under Articles 2 to 7 of this Agreement

"**Notice**" shall have the meaning given to such expression in Section 13.11;

"**Person(s)**" means any individual, sole proprietorship, unincorporated association, body corporate, corporation, company, partnership, limited liability company, joint venture, Governmental Authority or trust or any other entity or organization;

"**Relative**" shall have the meaning given to it in Section 2(77)of the Act;

"**Seller**" shall have the meaning given to such expression in Section 5.1.1;

"**Shareholder**" shall mean and refer to any shareholder of the Company and "**Shareholders**" shall mean and refer to all the shareholders of the Company;

"Shareholding" means and refers to the Equity Shares held by a Shareholder in the Company;

"Third Party" means any Person that is not a signatory to this Agreement; and

"Transfer" shall mean any reference to a "Transfer" of Shares or other voting interests of a Party and shall include (i) any transfer or other disposition of such securities or voting interests or any interest therein; (ii) any sale, assignment gift, donation, redemption, conversion or other disposition of such Shares or any interest therein, pursuant to an agreement, arrangement, instrument or understanding by which legal title to or beneficial ownership of such securities or any interest therein passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value; (iii) the granting of any Shares interest, lien, pledge/ mortgage, encumbrance, hypothecation or charge in or extending or attaching to such securities or any interest therein.

1.2 Interpretation.

In this Agreement,

1.2.1 any reference to any statute or statutory provision shall include:

(i) all subordinate legislation made from time to time under that provision (whether or not amended, modified, re-enacted or consolidated);

(ii) such provision as from time to time amended, modified, re-enacted or consolidated (whether before or after the

date of this Agreement) to the extent such amendment, modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement and (to the extent liability there under may exist or can arise) shall include any past statutory provision (as from time to time amended, modified, re-enacted or consolidated) which the provision referred to has directly or indirectly replaced;

1.2.2 any reference to the singular shall include the plural and vice-versa;

1.2.3 any references to the masculine, the feminine and the neuter shall include each other;

1.2.4 any references to a "company" shall include a body corporate;

1.2.5 any reference to a document "in the agreed form" is to the form of the relevant document agreed between the Parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Parties);

1.2.6 the recitals and schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include any recitals and schedules to it. Any references to Sections and schedules are to Sections of and schedules to this Agreement. Any references to parts or paragraphs are, unless otherwise stated, references to parts or paragraphs of the schedule in which the reference appears;

1.2.7 references to this Agreement or any other document shall be construed as references to this Agreement or that other document as amended, varied, novated, supplemented or replaced from time to time;

1.2.8 the expression "this Section" shall, unless followed by reference to a specific provision, be deemed to refer to the whole Section (not merely the sub-Section, paragraph or other provision) in which the expression occurs;

1.2.9 each of the representations and warranties provided in this Agreement is independent of other representations and warranties and unless the contrary is expressly stated, no Section in this Agreement limits the extent or application of another Section;

1.2.10 any reference to books, files, records or other information or any of them means books, files, records or other information or any of them in any form or in whatever medium held including paper, electronically stored data, magnetic media, film and microfilm;

1.2.11 headings to Sections, parts and paragraphs of schedules and schedules are for convenience only and do not affect the interpretation of this Agreement;

1.2.12 "in writing" includes any communication made by letter or fax or e-mail;

1.2.13 unless otherwise specified, any reference to a time of day is to India time;

1.2.14 the words "include", "including" and "in particular" shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

1.2.15 references to a person (or to a word importing a person) shall be construed so as to include:

(i) individual, firm, partnership, trust, joint venture, company, corporation, body corporate, unincorporated body, association, organisation, any government, or state or any agency of a government or state, or any local or municipal authority or other governmental body (whether or not in each case having separate legal personality);

(ii) that person's successors in title and assigns or transferees permitted in accordance with the terms of this Agreement; and

(iii) references to a person's representatives shall be to its officers, employees, legal or other professional advisers, sub-contractors, agents, attorneys and other duly authorised representatives;

1.2.16 where a wider construction is possible, the words "other" and "otherwise" shall not be construed *ejusdem generis* with any foregoing words; and

ARTICLE II. PURPOSE AND OBJECTIVES.

2.1 <u>Purpose of the Company and Scope of the Agreement.</u>

2.1.1 2.1.1 Ownership. SGG and ACE shall at all times remain equal partners in the SPV-BSKSL and agree mutually to part 48% of SPV-BSKSL Equity in favor of investors which means, SIRI and ACE shall each own 26% equity in the SPV-BSKSL. Any increase or dilution of stock of SPV shall be split between SIRI and ACE in equal ratio.

Purpose. The purpose of the Company has been and shall remain to undertake and engage in the Business as defined herein and any change in the objects of the company shall required prior written consent of all the parties herein.

2.1.2 The scope of this Agreement is to set forth between the Parties the rights and obligations and the terms and conditions that shall govern the relationship between the Parties in their mutual capacity as Shareholders, and the operations and activities to be carried out by the Company, for the mutual benefit of the Company and the respective Parties hereto in their capacity as Shareholders.

2.2 <u>Commitments of the Parties.</u>

2.2.1 Each Party agrees to cooperate with the other Parties and with the Company and to use its best efforts to promote the success of the Company.

2.2.2 Each Party hereby agrees and undertakes towards the other Parties and to the benefit of the Company to perform and observe all of the provisions of this Agreement, the Memorandum of Association, the Articles of Association and all other agreements between the Parties governing their relationship as a shareholder;

2.2.3 The parties hereto will ensure that the Agreement executed between the parties will be implemented and honored in letter and spirit by each of the parties hereto. All the parties hereto will vote at the meetings in adherence to the said Agreement and shall neither violate the same nor take any decision in contradiction of the same as the Agreement is very foundation and structure of the understanding based on which this Joint Venture is formed.

ARTICLE III CAPITALIZATION OF THE COMPANY.

3.1 Assessment of Capital Structure.

3.1.1 Since ACE has already infused their share of the capital , SGG shall as co-founder infuse its portion of capital at par (26%) simultaneously with the investors into the SPV-BSKSL at a premium that grants them 48% equity as mutually agreed so that the resulting capitalisation will be as under (“**Capitalisation Schedule**”):

Shareholder	Type	Shares held (Nos)
SGG	Equity	74%
ACE	Equity	26%

3.1.2 SGG and ACE shall subscribe to additional shares as mutually decided by complying with the relevant laws and the Company shall issue and allot the same.

3.3 Offering of further shares to Third party/public

3.3.1 In the event that the Company decides to undertake an Initial Public Offering, all the Shareholders shall provide all cooperation, including (i) the exercise of its voting rights at relevant Board and Shareholder meetings, and (ii) causing its nominated Directors to execute all documents as required by the Company from time to time in connection with the IPO and all matters relating to the IPO, all as more particularly described in Annexure 3.3.1. The Parties agree that they shall cooperate in maximizing the size of

the IPO, which shall be determined by the advisors appointed by the Company for the purposes of the IPO.

3.3.2 The above reference to the IPO would also mean and include investment by a Private Equity Fund whether from India or abroad as a part of PE Investment either through subscription of shares in the Company or through sale of shares by existing shareholders in their shareholding ratio. However any such terms and conditions for investments will require specific positive vote of Chairman.

ARTICLE IV. TRANSFER OF SHARES.

4.1 Restrictions on Transfer.

4.1.1 All the parties agrees that it shall not Transfer any of the Equity Shares therein owned by it to any Person or create any Encumbrance over the Equity Shares owned by it, except as expressly required or permitted under, Section 10.3 (Right to Terminate) or as permitted under Section 5 (Exit Provisions). No Party may transfer its shareholding prior to January 1, 2017.

4.1.2. The above restrictions will not apply in case of shares transferred by a shareholder to its Affiliate or its employees as a part of ESOP or members of the core team of SPV as an Incentive Scheme. This is provided the transferee agrees to execute a Deed of Adherence to this Shareholders Agreement.

4.2 Procedures With Respect to Transfer of Shares.

Neither the Board of Directors nor the Parties shall approve or ratify any Transfer of Equity Shares made in contravention of the prohibition contained in Section 4.1 and the Company shall be caused not to record any such Transfer on the statutory registers of the Company maintained for the Equity Shares and shall constitute a material breach of this Agreement for purposes of Section 10.3.

4.3 Approval of Sale Transactions; Pricing.

4.3.1 Should any Governmental Approval be required for a sale and / or Transfer of Equity Shares under this Agreement, the transferor

or the transferee or both together, as the case may be, shall immediately make or have made an application therefore and shall take in good faith such reasonable action as may be necessary or desirable to obtain such Governmental Approval. The time taken for obtaining such Governmental Approval shall be excluded from the time limits or periods set out for the sale, purchase and Transfer of the Shares under this Agreement.

4.3.2 Notwithstanding anything to the contrary in Sections 4.3 and 10.3, if any Governmental Authority determines that the price determined in accordance with the prevailing regulatory guidelines is different than the price for the Transfer of Equity Shares under the aforementioned Sections, then the price determined in accordance with the prevailing regulatory guidelines shall be the price for the Transfer of the Equity Shares pursuant to the aforementioned Sections.

4.3.3 If for any Transfer of Equity Shares under this Agreement, Fair Market Value needs to be determined, such Fair Market Value shall be determined on a date which shall not be earlier than 15 (Fifteen) Business Days from the date on which such Transfer of Equity Shares is to take place.

ARTICLE V. EXIT PROVISIONS.

5.1 Rights of First Refusal.

5.1.1 If at any time, any party desires to Transfer any or all of Equity Shares owned by him (for purposes of this Section 5.1, the "**Seller**"), then it shall:

(i) Make an offer for the sale of, all, but not less than all, the Offer Shares (as hereinafter defined) to the other party (for the purpose of this Section 5.1 "**Offerree**") by a Notice mentioning therein:- (a) the total number of Equity Shares proposed to be offered for sale (the "**Offer Shares**"), (b) the price at which the Offer Shares are being offered for sale, and in the event that the price being offered is in the nature of non-cash consideration, a determination by an Independent Financial Expert as the cash equivalent of such non-cash consideration (the "**Offer Price**"); and (c) any other terms and conditions in connection therewith including the period for which such offer shall be available to the Offerree, which period shall not be less than 15 (fifteen) Business Days ("**Offer Notice**"). A copy of the Offer Notice shall be sent to all of the Parties;

(ii) Transfer of all, but not less than all, of the Offer Shares to the Offerree shall take place, in the event that the Offerree agrees to purchase all of the Offer Shares, by Notice within the time period provided for in Section 5.I (i), at the same time and date at the registered / corporate office of the Company within 30 (thirty) Business Days from the date of the Offer Notice ("**Offer Period**");

(iii) In the event that the Offerree does not elect to purchase or otherwise does not purchase all, but not less than all, of the Offer Shares from the Seller pursuant to Section 5.1 (ii) above, within the applicable periods as set forth hereinabove, then the Seller shall be at a liberty to sell to the Third Party transferee, within a period of 180 (one hundred and eighty) Business Days of the expiry of the Offer Period all, but not less than all, of the Offer Shares at a price not lower than the Offer Price and on terms and conditions not more favorable than those contained in the Offer Notice.

5.1.2 Nothing contained in this Section 5.1 shall apply to Transfer of Equity Shares pursuant to Section 10.3.

ARTICLE VI. COMMITMENTS OF SGG and ACE

6.1 Shareholders Commitments

SGG agrees to provide within 31 to 60 days,subject to compliance with all applicable laws, KYC, Source of Funds at their cost and consequences, the following to the Company which list is indicative but not exhaustive;

a. source and arrange INR 18 Cr to pay a one-time royalty / technical know-how fees To Identified Companies In The Education Sector, For Eg. Currently Birla Edutech Limited (First Identified Company) Is Being Evaluated, Subject To The Approval As Per Provisions Of Applicable Laws, as agreed for it to provide services under management contract ;
b. source and arrange INR 50 Cr to pay 10% of INR 500 Cr for acquiring specified assets in an identified location;
c. source and arrange INR 18 Cr funds to make open offer to acquire one or more listed education services company;
d. source and arrange $1.5 Million to pay for placement managers and its own arrangement fee;
e. At the end of 120th day ($10 million)
f. organise InvIT and initiate acquiring of Identified listed company.

ACE agrees that it shall ensure that first identified company provides the following services to the Company in respect of the schools identified by the Company, which list is indicative but not exhaustive.

i) guidance in obtaining the approvals from the education and other authorities of the State government and local bodies as required;

ii) guidance in obtaining authorization from boards such as CBSE, IB, ICSE or the State Boards of the respective States;

iii) assistance in recruiting well qualified teaching and other staff and offer training;

iv) providing information technology , hardware and other e-learning aids;

v) assistance in setting up the administration and other support services at the schools to be set up by the SPV.

The Parties agree and acknowledge that the above commitments of SGG are with a view to maximize the potential of the Company's Revenue on good faith basis.

ARTICLE VII. MANAGEMENT OF THE COMPANY

7.1 Management of the Company with the Board of Directors.

Subject to the rights of the Parties contained in the Articles of Association and this Agreement, the management of the Company shall rest with the Board of Directors and the Board shall be responsible for the overall direction and supervision of the management of the Company as mandated under the Act, the Memorandum of Association and the Articles of Association. The officers of the Company shall have the authority and responsibilities delegated by the Board of Directors, consistent with the Memorandum of Association, the Articles of Association and this Agreement. However at all times the chairman will have an overriding VETO vote in this regards.

7.2 Number of Directors.

The Board shall comprise of a minimum of 6 (Six) Directors and a maximum of 12 (twelve) Directors. Setting aside number of positions that the US and/or Indian Law requires, SIRI and ACE shall designate equal number of persons to represent them in the Board and other Governing Committees and shall carry equal voting rights. However at all times the chairman will have an overriding Casting vote in this regards.

7.3 Appointment of Chairman.

The Board shall have a Non-Executive chairman (hereinafter the "**Chairman**"), who shall be elected by the Board of Directors by simple majority. Such Non-Executive Chairman shall be

nominated by ACE. The Chairman shall always have power of casting vote and an overriding casting vote.

7.4 Appointment and Role of Executive Director.

7.4.1 The day-to-day affairs of the Company shall be looked after by the Executive Director designated as a Managing Director or any other name, with such powers and authority as may be determined by the Board of Directors. The Executive Director shall report to the Board in such manner as may be determined by the Board of Directors from time to time. The Executive Director shall be appointed by SGG.

7.5 Proceedings of the Board.

7.5.1 Meetings of the Board.

(i) A meeting of the Board of Directors shall be held at least once in every quarter for the dispatch of business and at least 4 (four) such meetings shall be held in every calendar year. The gap between any of the two meetings shall not be more than four months. The Directors may adjourn or otherwise regulate their meetings and proceedings as they may deem fit. The meetings of the Board shall be called by the secretary of the Company or by the Chairman. Any member of the Board may request, in writing, the secretary of the Company or the Chairman to call a meeting of the Board, and upon being so requested the secretary of the Company or the Chairman shall call a meeting of the Board. If such meeting of the Board is not called within 5 (five) Business Days of the written request, such member of

the Board who has made the written request shall have the right to call a meeting of the Board. If permitted by Law, the Directors may attend a Board meeting through telephone or any other means of communication, including, but not limited to videoconferencing.

(ii) The Board shall only transact the business set out in the agenda accompanying the notice of the meeting of the Board of Directors to the Directors.

7.5.2 Agenda and Place of Meetings.

At least 7 (seven) Business Days notice (such notice being also deliverable through e mail or facsimile transmission) shall be given to each of the members of the Board of any meeting of the Board unless waived by the Parties in writing. Any such notice shall contain an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall be accompanied by relevant papers or documents with respect to the items to be discussed at the meeting.

7.5.3 Quorum.

Subject to the provisions of the Act, the quorum for a meeting of the Board shall be 1/3 (one-third) of its total strength (any fraction contained in that one-third being rounded off as one), or 2 (two) Directors, whichever is higher; provided, however, where at any time the number of interested Directors exceeds or is equal to 2/3 (two-thirds) of the total strength of the Board, the number of the remaining Directors who are not interested and present at the meeting being not less than 2 (two), shall be the quorum for

the purposes of such meeting of the Board. The Quorum will not be considered as complete unless one Director from each group is present in the meeting.

7.6 Board Voting.

The decisions by the Board shall be decided by simple majority vote. Each Director shall have 1 (one) vote. A resolution of the Board of Directors shall be adopted by the affirmative vote of the majority of the Directors present at a meeting at which a quorum of the Board of Directors is present in accordance with Section 7.5.3 and as per the provisions of Companies act 2013

7.7 Resolutions by Circulation.

Save as required by applicable Law and notwithstanding anything contained herein, a resolution by circulation, or a resolution passed at a video / audio conference which has been confirmed subsequently as a resolution by circulation, shall be as valid and effectual as a resolution duly passed at a meeting of the Directors called and held in accordance with the provisions of the Act and the Articles of Association, provided it has been circulated in draft form, together with the relevant papers, if any, to all the Directors and has been approved by the affirmative vote of a majority of the Directors. However at all times the chairman will have an overriding Casting vote in this regards.

7.8 Minutes.

The minutes of each meeting of the Board shall be valid upon signature by the Chairman of the meeting.

ARTICLE VIII. THRESHOLD STIPULATIONS; SURVIVABILITY

8.1 Threshold Limits for this Agreement.

The Parties agree that in the event that any party ceases to hold, directly or indirectly, Equity Shares as per the agreed ratio, the rights granted under this Agreement shall stand terminated automatically, provided, however, unless otherwise agreed by the Parties, the rights obligation in respect of Article 4, 10, 11, 12 and 13 shall continue to have effect in accordance with their respective terms, notwithstanding the termination of rights pursuant to this Section 8.1.

8.2 Survivability.

8.2.1 If this Agreement terminates pursuant to Article 10, unless otherwise agreed by the Parties, the rights and obligations of the Parties in respect of Article 4, 10, 11, 12 and 13 shall continue to have effect in accordance with their respective terms notwithstanding the termination of this Agreement.

8.2.2 The termination of this Agreement will not in any manner affect the rights and obligations in respect of antecedent breaches of this Agreement or the Articles of Association.

ARTICLE IX. REPRESENTATIONS AND WARRANTIES; COVENANTS.

9.1 Representations and Warranties of Parties.

Each Party to this Agreement hereby represents and warrants to each of the other Parties that, as of the Agreement Date:

9.1.1 Organisation and Authority.

It is duly organised and validly existing under law and has the requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Further, it has the full power to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.

9.1.2 Litigation.

To its best knowledge, there are no actions, suits, investigations or other proceedings pending or to its knowledge threatened, and there are no orders, judgments or decrees of any court or governmental entity and no facts or circumstances which could reasonably be expected to give rise to, an action, suit, arbitration, investigation or proceeding against the Company.

9.2 Only Representations.

Accordingly, each of the Parties to this Agreement hereby acknowledges that (i) other than the representations and warranties made in and / or referred to in Section 9.1, no Party has relied upon or will rely upon any other representation or warranty (whether written or oral) or any financial projection or forecast or market information delivered to it with respect to the business and operations of the Company for the purposes of this Agreement; and (ii) there are no representations or warranties by or on behalf of any Party or its representatives other than those expressly set forth and / or referred to in Section 9.1 for the purposes of this Agreement.

ARTICLE X. EFFECTIVENESS AND TERMINATION.

10.1 Term.

This Agreement shall come into force on the Agreement Date and shall be valid and binding unless terminated in accordance with the provisions of the Agreement. However if no execution or receipt of funds) as per Article 6 of within 180 days of execution of these presents it shall be deemed to be the term of the agreement after which it shall automatically expire, unless mutually agreed upon for extension.

10.2 Termination.

This Agreement may be terminated by the Parties by mutual written agreement between the Parties or in accordance with the provisions of Section 10.1. However if no execution or receipt of funds as per Article 6 of within 180 days of execution of these presents it shall be deemed to be the term of the agreement after which it shall automatically expire, unless mutually agreed upon for extension.

10.3 Right to Terminate for Cause.

10.3.1 Occurrence of any of the following events in relation to SGG, or Trust or the Company (any of whom may be a "terminated party" as the case may be) shall be a Termination Event for the purpose of this Section 10.3:

(i) a material breach by the Terminated Party of any of provisions of this Agreement or termination (due to a

material breach) of any other agreement between the Parties or their respective Affiliates ;

(ii) occurrence of an Insolvency Event vis-à-vis the Terminated Party.

(iii) Any default as per the Agreement will be deemed to be a default for the purpose of this Agreement.

10.3.2 In the event of the occurrence of a Termination Event, any other Party ("**Notifying Party**") shall give Notice of the alleged Termination Event ("**Determination Notice**") to the Terminated Party.

10.3.3 The Terminated Party shall have period of 60 (sixty) Business Days from the receipt of the Determination Notice to rectify the Termination Event. If such Termination Event is not reasonably capable of being rectified within such period of 60 (sixty) Business Days, the Terminated Party shall take substantial and appropriate steps to effectuate such rectification within a period of 60 (sixty) Business Days from the receipt of the Determination Notice and rectify such Termination Event within a period of 120 (one hundred and twenty) Business Days of the receipt of the Determination Notice (such period of 60 (sixty) Business Days or 120 (one hundred and twenty) Business Days, as the case may be, the "**Rectification Period**").

10.3.4 If upon expiry of the Rectification Period, a Termination Event (other than the Termination Event specified in Section 10.3.1 (ii) has not been so rectified: -

(i) the Notifying Party may require the Terminated Party by Notice to sell to the Notifying Party all, but not less than all, of the Shares held by Terminated Party ("**Terminated Party Shares**") at the Fair Market Value (for purposes of this Article 10.3.4, "**Terminated Party Buyout Notice**").

(iii) Transfer of all, but not less than all, of the Terminated Party Shares to the Notifying Party, shall take place at the same time and date at the registered / corporate office of the Company within 30 (thirty) Business Days of the Terminated Party Buyout Notice.

10.3.5 If upon expiry of the Rectification Period, a Termination Event specified in Article 10.3.1 (ii) has not been so rectified: -

(i) the Notifying Party may require the Terminated Party, by way of a Notice, to sell to the Notifying Party all, but not less than all, of the Shares held by Terminated Party ("**Insolvent Party Shares**") at a cash price equivalent to Fair Market Value ("**Insolvent Party Buyout Notice**");

(ii) Transfer of all, but not less than all, of the Insolvent Party Shares to Notifying Party shall take place at the same time and date at the registered / corporate office of the Company within 30 (thirty) Business Days of the Insolvent Party Buyout Notice.

10.3.6 If a Notifying Party has not given the Terminated Party Buyout Notice or the Notifying Party Exit Notice or the Insolvent Party Buyout Notice, as the case may be, within a period of 30 (thirty) Business Days from the expiry of the Rectification Period in

respect of a Termination Event, the Notifying Party shall be deemed to have waived all its rights under this Article 10.3 with respect to such Termination Event.

10.3.7 Notwithstanding anything contained hereinabove: -

(i) the Terminated Party shall remain liable and be responsible for due discharge, performance and compliance with all obligations and liabilities arising out of the Transfer of its Equity Shares in accordance with the provisions of this Article 10.3; and

(iii) the Terminated Party shall remain entitled to all rights and benefits arising out of, or in respect to, its Equity Shares up to, but excluding, the date of registration of the Transfer of such Equity Shares in accordance with the provisions of this Article 10.3.

Notwithstanding any of the above provisions, if no execution or receipt of funds as per Article 6 of within 180 days of execution of these presents it shall be deemed to be the term of the agreement after which it shall automatically expire, this being a condition precedent to this agreement.

ARTICLE XI. CONFIDENTIALITY.

11.1 Confidential Information.

For purposes of this Agreement, "**Confidential Information**" shall mean all written and/or tangible information created by the Company or disclosed by a Party (in either case "**Owner**") to the receiving Party ("**Recipient**") which is confidential, proprietary and/or not generally available to the public, including, but not limited to information relating in whole or in part to present and future products, services, business plans and strategies, marketing ideas and concepts, present and future product plans, financial data, business plans. Notwithstanding the foregoing, information shall not be deemed confidential and the Recipient shall have no obligation with respect to any such information which -

(i) is already known to the Recipient; or

(ii) is or becomes publicly known through no negligence or other wrongful act of the Recipient, or

(iii) is received by the Recipient from a Third Party without similar restriction and without breach of this Agreement, or

(iv) is independently developed by the Recipient.

11.2 Treatment of Confidential Information.

From the execution of this Agreement until 1 (One)years after the Recipient ceases to be a Shareholder, the Recipient shall, and shall cause its Affiliates to, keep confidential and will not disclose, and will cause its Affiliates not to disclose, to Third Parties, the Confidential Information received from, or made available by,

the Owner and will use and cause its Affiliates to use, the same level of care with respect to the Confidential Information as Recipient employs with respect to its own proprietary and confidential information of like importance, and will not use and will cause its Affiliates not to use such Confidential Information for any purpose other than the performance of its obligations under this Agreement.

11.3 <u>Notice Prior to Disclosure.</u>

If the Recipient (or its Affiliate) is required by Law (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Recipient will promptly notify the Owner of such request or requirement. If the Recipient (or any of its Affiliates) is compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant legal penalty, the Recipient (or its Affiliate) may disclose only so much of the Confidential Information to the Party compelling disclosure as is required by Law.

11.4 <u>Exercise of Due Diligence.</u>

Each Party shall ensure that any of its employees involved in or otherwise having knowledge of any Confidential Information shall comply with the obligations set forth in this Article 11.

11.5 <u>Disclosure of Confidential Information.</u>

All Directors shall be entitled to be informed by the Party appointing such Director of all matters concerning the

Company's affairs. Each Director and each Recipient undertakes to keep such information confidential and shall not use or disclose any Confidential Information to any Third Party for any unauthorized purpose and shall take all reasonable precautions for the safe custody of such Confidential Information for so long as it shall remain confidential or proprietary. The Parties shall however be permitted to disclose Confidential Information only to their directors, investors, investment advisors, lenders, employees and employees of investment advisors, other advisers, including financial and legal advisors, and agents, or pursuant to any legally mandated reporting requirements, or as required pursuant to the constitutional documents of the Parties or the Affiliates of the Parties.

11.6 <u>Maintenance of Confidential Information.</u>

Upon winding up of the Company, the Parties shall cooperate so as to enable each Party to remove, or have destroyed by the Company, all of such Party's Confidential Information in the possession of the Company. Each Party shall retain sole ownership of all its Confidential Information provided to the Company to facilitate the transactions contemplated hereby, provided that the time of transfer, if the subject Confidential Information is in written form, it will be labeled "Confidential Information" and if non-written form, the confidential nature of such Confidential Information be confirmed in a written memorandum from such Party to the Company.

11.7 Development of Proprietary Information.

Any proprietary information/ patents developed by the Company shall remain the property of the Company, and on dissolution of the Company, may be shared by the Parties in proportion to their shareholdings in the Company.

ARTICLE XII. ARBITRATION

12. Any controversy, conflict or dispute of any nature arising out of or relating to or in connection with the provisions of this Agreement, shall be settled exclusively and finally by arbitration carried out in Mumbai and conducted in the English language. Judgment on the award may be entered by any court having jurisdiction.

The arbitration shall be conducted and finally settled by three arbitrators in accordance with the Arbitration and Conciliation Act, 1996 (Arbitration Act) in effect at the time of such arbitration. 1 (One) arbitrator shall be appointed by the Investor, the second arbitrator shall be appointed jointly by the Promoters and the Company and the 2 (Two) arbitrators so appointed shall appoint the third arbitrator. Failing appointment of any Party's arbitrator or failing agreement between the 2 (Two) arbitrators so appointed regarding selection of the third arbitrator within 30 (Thirty) Business Days after the notice of intent to arbitrate is filed with the Arbitration Act, such arbitrator shall be appointed in accordance with the Arbitration Act. Each arbitrator shall be fluent in English. The seat of arbitration shall be Mumbai, India.

Nothing contained hereinabove shall prejudice a Party's right to have recourse to any court having jurisdiction for the purpose of interim or interlocutory orders.

The arbitrators shall give a reasoned decision or award, including as to the costs of the arbitration, which shall be final and binding on the Parties.

The Parties shall co-operate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

Each Party shall bear and pay its own costs, expenses, fees, disbursements and other charges of its counsel, in connection with the arbitration proceedings except as may be otherwise determined by the arbitrators.

Governing Law and Jurisdiction

This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the laws of India. Subject to the provisions of Article 12, the courts at Mumbai, India shall have exclusive jurisdiction in relation to the enforcement of any awards provided for under Article 12 and in relation to any interim orders arising out of this Agreement.

ARTICLE XIII. MISCELLANEOUS.

13.1 Publicity.

The Parties shall not issue any information, document or article for publication in any news or communications media or make any public statement in relation to this Agreement without the prior written consent of the other Parties unless required to do so by applicable Law. Without prejudice to the foregoing, any press release shall be coordinated between the Parties and subject to the other Parties' prior approval, which approval shall not be unreasonably withheld.

13.2 Assignment.

Except as provided in this Agreement, the Parties shall not assign any of their rights, liabilities or obligations under this Agreement, without the prior written consent of the other Parties.

13.3 Severability.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or applicable Law, such provision or part shall to that extent be deemed not to form part of this Agreement, and the legality and enforceability of the remainder of this Agreement shall not be affected.

13.4 Costs and Expenses.

Each Party shall bear its own costs in connection with the negotiation, preparation and execution of this Agreement.

13.5 Further Assurance.

Each Party shall cooperate with the other Parties and execute and deliver to the other Parties such instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

13.6 Legal And Prior Rights.

All rights and remedies of the Parties hereto shall be in addition to all other legal rights and remedies belonging to such Parties and the same shall be deemed to be cumulative and not alternative to such legal rights and remedies aforesaid and it is hereby expressly agreed and declared by and between the Parties hereto, that the determination of this Agreement for any cause whatsoever shall be without prejudice to any and all rights and claims of any Party hereto, which shall or may have accrued prior thereto.

13.7 Waiver.

The waiver of any default or breach under this Agreement by any Party shall not constitute a waiver of the right to terminate this Agreement or otherwise exercise rights or remedies for any

subsequent default of a similar nature or under any other terms and conditions of this Agreement.

13.8 <u>Amendments.</u>

No modification, alteration or amendment of this Agreement or any of its terms or provisions shall be valid or legally binding on the Parties unless made in writing and duly executed by or on behalf of all the Parties.

13.9 <u>Counterparts.</u>

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

13.10 <u>No Agency.</u>

The Parties agree that nothing in this Agreement shall be in any manner interpreted to constitute an agency for and on behalf of any other Party.

13.11 <u>Notices.</u>

All notices, requests, demands or other communication required or permitted to be given under this Agreement and the provisions contained herein shall be written in English and shall be deemed to be duly sent by registered post, postage prepaid or transmitted by facsimile transmission or courier to the other Parties at the address indicated below:-

(i) In the case of notices to SGG, to:

Attention: Mr. Laxmi Prasad
E mail: Laxmi.Prasad@siriamc.com
Facsimile: +1 6463951664

(ii) In the case of notices to Trust to:

Attention: Mr. Ashok Mundhada
E mail: birlainternational@mtnl.net.in
Facsimile:

(iv) In the case of notices to the Company to:

Attention: Mr. Ashok Mundhada
E mail: birlainternational@mtnl.net.in
Facsimile:

or at such other address as the Party to whom such notices, requests, demands or other communication is to be given shall have last notified the Party giving the same in the manner provided in this Section, but no such change of address shall be deemed to have been given until it is actually received by the Party sought to be charged with the knowledge of its contents. Any notice, request, demand or other communication delivered to the Party to whom it is addressed as provided in this Section 13.11 shall be deemed to have been given and received on the day of its receipt at such address.

13.12 Entire Agreement.

This Agreement along with conditions precedent constitutes and represents the entire agreement between the Parties with regard to the rights and obligations of each of the Parties as Shareholders and cancels and supersedes all prior arrangements, agreements or understandings, if any, whether oral or in writing, between the Parties on the subject matter hereof or in respect of matters dealt with herein.

13.13 Third Party Benefit.

Nothing herein expressed or implied is intended, nor shall it be construed to confer upon or give to any Third Party any right, remedy or claim under or by reason of this Agreement or any part hereof.

13.15 Successors and Assigns.

The provisions of this Agreement shall ensure to the benefit of and be binding on the Parties and their respective successors and legal heirs (including, without limitation, any successor by reason of amalgamation, scheme of arrangement, merger, de-merger or acquisition of any Party or death of individuals) and legal representatives.

13.16 Specific Performance of Obligations.

The Parties to this Agreement agree that, to the extent permitted by Law, the rights and obligations of the Parties under this

Agreement shall be subject to the right of specific performance and may be specifically enforced against a defaulting Party.

13.17 <u>Application of this Agreement.</u>

The terms of this Agreement shall apply mutates mutandis to:

(i) any shares which may be received by the Shareholders resulting from any conversion, reclassification, re-designation, subdivision or consolidation or other change of the Equity Shares; and

(ii) any successor body corporate as a result of any merger, amalgamation, arrangement or other reorganisation of or including the Company;

and prior to any such action being taken, the Parties shall give due consideration to any changes which may be required to this Agreement in order to give effect to the intent of this Section 13.17.

13.18 <u>Independence of the Parties with respect of each other and of the Company.</u>

Each Shareholder is and shall remain independent Parties. None of the Shareholders or any of their respective Affiliates shall be considered an agent of the other, nor shall it have authority to enter into any contract or any obligation for, or make any warranty or representation on behalf of the other, or the Company.

IN WITNESS WHEREOF, the Parties have caused this Shareholders Agreement to be duly executed by their duly authorised representatives on the date and year first hereinabove written:

Witnessed by:
Name:
Address:

SGG Laxmi Prasad
By: LAXMI PRASAD
Name: President & Chief
Title: Strategy Officer

Witnessed by:
Name:
Address:

ACE
By: Ashok
Name: ASHOK MUNDHADA.
Title: AUTHORISED SIGNATORY

Witnessed by:
Name:
Address:

Company Ashok
By:
Name: ASHOK MUNDHADA.
Title: AUTHORISED SIGNATORY

Annexure 4.3.3

Fair Market Value

The Fair Market Value of the shares or options, warrants or other securities being transferred or issued pursuant to this Agreement (the "**Relevant Securities**") shall be determined as of the date of determination, as follows:

(a) the relevant Party identified in the relevant provision of this Agreement shall appoint the Independent Financial Advisor and as required by law to determine such fair market value, which shall be determined within the relevant periods specified in this Agreement in respect of the Relevant Securities;

(b) the Independent Financial Advisor shall act as an expert and not as an arbitrator and the fair market value determined by the Independent Financial Advisor shall be conclusive and binding on the Parties;

(c) the Parties shall provide the Independent Financial Advisor with all data and information reasonably required by the Independent Financial Advisor for the purposes of making its determination;

(d) while it is for the Independent Financial Advisor to determine the value of the Relevant Securities, the Parties understand that the Independent Financial Advisor will not consider the value that may be derived from any proposed acquisition by the Company whose Relevant Securities are being valued.

Annexure 3.3.1

Further shares to Third party

1. Approve a resolution authorizing the Board to undertake an IPO and to do all things necessary in connection with the IPO.

2. Approve any increase in authorised share capital of the Company, issue and allotment of new Shares or other securities, sub-division of the existing shares or securities.

3. Approve the offering document, prospectus and any other document (in draft or final form, together with amendments thereto) to be issued by the Company in connection with the IPO.

4. Approve the adoption of amendments to the Memorandum of Association and Articles of Association, as required by any law, stock exchange, regulator or advisor to the IPO.

5. Procure its nominated Directors to exercise their vote on the Board to give effect to all decisions made by the Board in connection with the IPO.

6. Procure its nominated Directors to sign the offering document, certificates, applications for regulatory approvals, applications to stock exchanges, indemnity letters or agreements or any other document that is necessary in connection with the IPO, provided that the Board has approved or ratified such actions and authorised such Director to do such acts or things.

7. To provide, and to procure its nominated Directors to provide, all necessary information, as is required by applicable law, for the purposes of the offering document, any regulatory approval or as required by any stock exchange.

8. Issue, and to procure its nominated Directors to issue, any certificate, letter or other documents required by law for the purposes of the IPO.

9. Appoint any advisors or intermediaries in connection with the IPO, including merchant bankers (underwriters), accountants and legal counsel.

10. Execute any agreements, letters or other documents as required by applicable law.

11. Agree to lock-in and other non-disposal provisions as required by law or by the advisors to the IPO.

12.. However at all times the chairman will have an overriding Casting vote in this regards.